UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2011

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6000 Westown Parkway, West Des Moines, Iowa 50266
(Address of Principal Executive Offices)  (Zip Code)

(515) 221-0002
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2011, the Board of Directors (the “Board”) of American Equity Investment Life Holding Company (the “Company”) elected David S. Mulcahy to serve as a Class III director to fill the vacancy created by the resignation of Steven G. Chapman, who resigned from the Board effective December 31, 2010. The initial term for Mr. Mulcahy will expire on the date of the Company’s next Annual Meeting of Shareholders. On that date, Mr. Mulcahy will stand for election to the Board by the Company’s stockholders for a term expiring in 2012. The Board has determined that Mr. Mulcahy is independent under the NYSE Corporate Governance Standards. At this time, the Board has not determined the committees, if any, to which Mr. Mulcahy will be appointed.

Mr. Mulcahy previously served as a member of the Board from 1996 to 2006. Mr. Mulcahy currently serves as Chairman of the Board of Directors of Monarch Materials Group, Inc. Mr. Mulcahy is a certified public accountant who acted as a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994.

There were no arrangements or understandings between Mr. Mulcahy and any other person pursuant to which Mr. Mulcahy was elected to serve as a director, and there are and have been no transactions, either since the beginning of the Company’s last fiscal year or currently proposed, regarding Mr. Mulcahy that are required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Mulcahy will receive compensation made available to directors of the Company generally as outlined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2011	AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Financial Officer and Treasurer